EXHIBIT 99.1

Pine Tree Acquisition Corp. Announces Separate Trading of Class A Ordinary Shares and Rights

NEW YORK, NEW YORK, October 21, 2026 (GLOBE NEWSWIRE)—Pine Tree Acquisition Corp. (the “Company”) announced today that, commencing on or about October 23, 2026, holders of its units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and rights included in the units. The Class A ordinary shares and rights that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “PAXG” and “PAXGR,” respectively. No fractional rights will be issued upon separation of the units. Those units not separated will continue to trade on Nasdaq under the symbol “PAXGU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and rights.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company is led by its Chairman of the Board and Chief Executive Officer, Wei Qian.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC on October 6, 2026. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Wei Qian, CEO

ir@pinetreeacq.com